EXHIBIT 99.1

UPDATE -- Clearfield Reports Fiscal Third Quarter 2023 Results

MINNEAPOLIS, Aug. 03, 2023 (GLOBE NEWSWIRE) -- In the release issued earlier today by Clearfield, Inc. (NASDAQ: CLFD) under the same headline, please note that the updated press release below now includes the Consolidated Balance Sheets and omits a duplicate Cashflows table.

  Record international revenues driven by the performance of Nestor Cables.

  Reiterates revenue guidance and increases net income per share guidance to $2.05 to $2.15 for fiscal year 2023.

Clearfield, Inc. (NASDAQ: CLFD), a leader in fiber connectivity, reported results for the third quarter of fiscal 2023.

Fiscal Q3 2023 Financial Summary
(in millions except per share data and percentages)	Q3 2023	vs. Q3 2022	Change	Change (%)
Net Sales	$61.3	$71.3	$(10.0)	-14%

Gross Profit ($)	$19.1	$29.3	$(10.2)	-35%
Gross Profit (%)	31.1%	41.1%	-10.0%	-24%

Income from Operations	$5.6	$16.6	$(11.0)	-66%
Income Tax Expense	$1.8	$3.9	$(2.0)	-53%

Net Income	$5.2	$12.7	$(7.5)	-59%
Net Income per Diluted Share	$0.33	$0.92	$(0.59)	-64%

Fiscal Q3 YTD 2023 Financial Summary
(in millions except per share data and percentages)	2023 YTD	vs. 2022 YTD	Change	Change (%)
Net Sales	$219.0	$175.9	$43.2	25%

Gross Profit ($)	$73.3	$75.4	$(2.2)	-3%
Gross Profit (%)	33.5%	42.9%	-9.4%	-22%

Income from Operations	$35.6	$41.6	$(6.0)	-14%
Income Tax Expense	$8.5	$9.5	$(1.0)	-10%

Net Income	$29.8	$32.4	$(2.5)	-8%
Net Income per Diluted Share	$2.00	$2.33	$(0.33)	-14%

Management Commentary

“Our third quarter fiscal 2023 results came in relatively in-line with our expectations,” said Company President and CEO Cheri Beranek. “Based on conversations with our customers, we expect service providers to continue working through inventory for the next several quarters. Additionally, our community broadband customers are adopting a cautious approach with respect to deploying capital until they have better visibility into the timing of government funded deployments. While we expect these dynamics will impact our near-term performance, likely into fiscal 2024, we continue to focus on positioning the company for long-term growth, right-sizing capacity levels, and designing products that address our customers’ biggest pain points. With government funding initiatives underway and significant rural broadband builds expected in the coming years, we anticipate strong demand for our core products once order patterns return to normalized levels. By investing in our people, modernizing our systems, and targeting expansion into new markets like Europe, we are positioning Clearfield for continued success which we believe will drive significant shareholder value over the long term."

“Clearfield's strong balance sheet and strategic approach with service providers enable us to pursue growth opportunities and enhance our product portfolio," said CFO Dan Herzog. “We continue to invest in capital equipment with faster processing capability to reduce costs and improve margins. Finally, we are reiterating our full-year fiscal 2023 revenue guidance and increasing our full year net income per share guidance.”

Financial Results for the Three Months Ended June 30, 2023
Net sales for the third quarter of fiscal 2023 decreased 14% to $61.3 million from $71.3 million in the same year-ago quarter. Organic revenue decreased 33% year over year to $47.9 million, while Nestor Cables generated revenue of $13.4 million.

As of June 30, 2023, order backlog (defined as purchase orders received but not yet fulfilled) was $74.7 million, a decrease of $32.9 million, or 31% compared to $107.6 million as of March 31, 2023, and a decrease of $82.0 million, or 52%, from June 30, 2022. The sequential decrease was due to a lull in demand as customers digest previously purchased products.

Gross margin for the quarter was 31.1%, compared to 41.1% in the third quarter of fiscal 2022. Gross margin was negatively affected by excess production capacity as well as Nestor’s inclusion in the quarter. The Company continues to realign capacity to current market conditions.

Operating expenses for the quarter increased 6% to $13.4 million, or 22% of net sales, from $12.7 million, or 18% of net sales in the same year-ago quarter.

Net income for the quarter totaled $5.2 million, or $0.33 per diluted share, compared to $12.7 million, or $0.92 per diluted share, in the same year-ago quarter.

Outlook
The Company is reiterating its fiscal 2023 revenue guidance and is raising its net income per share guidance due to better-than-expected product margin as well as cost saving initiatives. Clearfield continues to expect its full year fiscal 2023 net sales to be within a range of $260 to $275 million, and now expects net income per share to be in the range of $2.05 to $2.15, up from $1.80 to $2.10 previously.

Conference Call
Management will hold a conference call today, August 3, 2023, at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-844-826-3033
International dial-in: 1-412-317-5185
Conference ID: 8040539

The live webcast of the call can be accessed at the Clearfield Investor Relations website along with the company's earnings press release and presentation.

Please see the Earnings Presentation for recharacterized customer segment revenue.

A replay of the call will be available after 8:00 p.m. Eastern Time on the same day through August 17, 2023, while an archived version of the webcast will be available on the Investor Relations website for 90 days.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 10177264

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center, and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related Earnings Presentation are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, expected customer ordering patterns, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, future availability of labor impacting our customers’ network builds, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to match capacity to meet demand, expansion into new markets and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; inflationary price pressures and uncertain availability of components, raw materials, labor and logistics used by us and our suppliers could negatively impact our profitability; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; we depend on the availability of sufficient supply of certain materials and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; we rely on our manufacturing operations to produce product to ship to customers and manufacturing constraints and disruptions could result in decreased future revenue; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers could adversely affect us; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions, and the risks could adversely affect future operating results; we have exposure to movements in foreign currency exchange rates; if we are unable to integrate acquired businesses, our financial results could be materially and adversely affected; adverse global economic conditions and geopolitical issues could have a negative effect on our business, and results of operations and financial condition; our planned growth may strain our business infrastructure, which could adversely affect our operations and financial condition; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; cyber-security incidents on our information technology systems, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, and potentially lead to litigation; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; if the telecommunications market does not continue to expand, our business may not grow as fast as we expect, which could adversely impact our business, financial condition and operating results; changes in U.S. government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2022 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Greg McNiff
The Blueshirt Group
773-485-7191
clearfield@blueshirtgroup.com

CLEARFIELD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net sales	$61,284	$71,250	$219,035	$175,854

Cost of sales	42,210	41,943	145,750	100,411

Gross profit	19,074	29,307	73,285	75,443

Operating expenses
Selling, general and
administrative	13,449	12,721	37,714	33,877
Income from operations	5,625	16,586	35,571	41,566

Net investment income	1,630	43	3,328	284
Interest expense	(195)	-	(551)	-
Income before income taxes	7,060	16,629	38,348	41,850

Income tax expense	1,842	3,884	8,511	9,480

Net income	$5,218	$12,745	$29,837	$32,370

Net income per share:
Basic	$0.33	$0.93	$2.01	$2.35
Diluted	$0.33	$0.92	$2.00	$2.33

Weighted average shares outstanding:
Basic	15,254,341	13,772,269	14,880,666	13,760,950
Diluted	15,254,341	13,899,698	14,929,405	13,900,019

CLEARFIELD, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
	(Unaudited)
	June 30,	September 30,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$31,385	$16,650
Short-term investments	130,726	5,802
Accounts receivable, net	31,944	53,704
Inventories, net	105,003	82,208
Other current assets	4,084	1,758
Total current assets	303,142	160,122

Property, plant and equipment, net	21,318	18,229

Other Assets
Long-term investments	6,556	22,747
Goodwill	6,581	6,402
Intangible assets, net	6,344	6,376
Right-of-use lease assets	14,773	13,256
Deferred tax asset	998	1,414
Other	1,489	582
Total other assets	36,741	50,777
Total Assets	$361,201	$229,128

Liabilities and Shareholders' Equity
Current Liabilities
Current portion of lease liability	$3,722	$3,385
Debt	2,174	-
Accounts payable	11,641	24,118
Accrued compensation	7,319	13,619
Accrued expenses	3,335	6,181
Factoring liability	8,722	4,391
Total current liabilities	36,913	51,694

Other Liabilities
Long-term debt	-	18,666
Long-term portion of lease liability	11,572	10,412
Deferred tax liability	782	774
Total Liabilities	49,267	81,546

Shareholders' Equity
Common stock	153	138
Additional paid-in capital	187,409	54,539
Accumulated other comprehensive loss	(268)	(1,898)
Retained earnings	124,640	94,803
Total Shareholders' Equity	311,934	147,582
Total Liabilities and Shareholders' Equity	$361,201	$229,128

Clearfield, Inc.
Consolidated Statement of Cashflows
(Unaudited)
	Nine Months Ended	Nine Months Ended
	June 30,	June 30,
	2023	2022
Cash flows from operating activities
Net income	$29,837	$32,370
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	4,411	2,205
Amortization of discount on investments	(2,429)	(31)
Stock-based compensation	2,504	1,647
Changes in operating assets and liabilities
Accounts receivable	24,519	(12,156)
Inventories, net	(21,510)	(41,816)
Other assets	(3,525)	(185)
Accounts payable and accrued expenses	(20,326)	8,677
Net cash provided by (used in) operating activities	13,481	(9,289)

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(6,529)	(6,764)
Purchase of investments	(210,923)	(248)
Proceeds from sales and maturities of investments	105,077	17,386
Net cash (used in) provided by investing activities	(112,375)	10,374

Cash flows from financing activities:
Repayment of long-term debt	(16,700)	-
Proceeds from issuance of common stock under	612	544
employee stock purchase plan
Repurchase of shares for payment of withholding taxes	(954)	(274)
for vested restricted stock grants
Tax withholding and proceeds related to exercise of stock options	(493)	(379)
Issuance of stock under equity compensation plans	954	-
Net proceeds from issuance of common stock	130,262	-
Net cash provided by (used in) financing activities	113,681	(109)

Effect of exchange rates on cash	(52)	-
Increase in cash and cash equivalents	14,735	976
Cash and cash equivalents, beginning of period	16,650	13,216
Cash and cash equivalents, end of period	$31,385	$14,192

Supplemental disclosures for cash flow information
Cash paid for income taxes	$12,589	$9,913
Cash paid for interest	$360	$-

Non-cash financing activities
Cashless exercise of stock options	$566	$276